LRAD CORPORATION TO REPORT RECORD REVENUES OF

$26 MILLION AND RECORD PROFITS FOR

FISCAL YEAR ENDED SEPTEMBER 30, 2011

Company Produces Over 50% Fiscal YOY Revenue Growth and

Fourth Consecutive Fiscal Year of Record Revenues

SAN DIEGO, CA, October 6, 2011 - LRAD Corporation (NASDAQ: LRAD), the world's leading provider of long range acoustic hailing devices (AHDs), announced today that it expects to report strong fiscal Q4 revenues that will boost record fiscal year revenues over $26 million. The Company also expects to report record fiscal year profits for its year ended September 30, 2011.

"Through finding new AHD applications, broadening our worldwide markets and strengthening our LRAD® systems line up, we produced record fiscal year revenues and profits in the face of stiff economic headwinds," stated Tom Brown, president and CEO of LRAD Corporation. "We're pleased to have achieved record revenues despite a 40% reduction in our year over year U.S. military business due to ongoing Federal budget uncertainty."

"While government and defense funding issues remain a concern, there is expanding domestic and international demand for LRAD long range communication systems in the military, public safety, commercial security, and wildlife & asset protection markets," Brown concluded. "In fiscal 2012, we're working to build upon five consecutive fiscal years of double digit LRAD systems sales growth by continuing to increase and diversify our Long Range Acoustic Device® applications, markets, customers and revenues."

About LRAD Corporation

LRAD Corporation has thousands of Long Range Acoustic Device® (LRAD®) communication systems in service around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, asset protection and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2010. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

COMPANY CONTACT:

Robert Putnam

+1 858.676.0519

robert@lradx.com